Exhibit 10.13
BROOKE CAPITAL CORPORATION
2007 EQUITY INCENTIVE PLAN
(as amended by Stockholders vote on November 5, 2007)
     1. Purposes. The purposes of this Brooke Capital Corporation 2007 Equity Incentive Plan are to provide incentives and rewards to those employees and directors largely responsible for the success and growth of Brooke Capital Corporation and its direct and indirect subsidiaries, to align more closely the interests of such persons with those of Brooke Capital Corporation’s shareholders, and to assist Brooke Capital Corporation and its direct and indirect subsidiaries in attracting, retaining and motivating directors, executives and other key employees with experience and ability.
     2. Definitions.
     (a) Award means one or more of the following: Restricted Shares, Stock Options, Incentive Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Share Units, and any other rights which may be granted to a Recipient under the Plan.
     (b) Committee means the Compensation Committee described in Section 3.
     (c) Common Stock means the Common Stock, $0.01 par value, of Brooke Capital Corporation.
     (d) Company means Brooke Capital Corporation, a Kansas corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and its and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
     (e) Fair Market Value of a share of Common Stock as of a given date shall be the average of the daily market price for the 10 consecutive trading days immediately preceding the valuation date. The market price for each such trading day shall be: (i) if the shares of Common Stock are listed or admitted to trading on any securities exchange or the NASDAQ National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (ii) if the shares of Common Stock are not listed or admitted to trading on any securities exchange or the NASDAQ National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company, or (iii) if the shares of Common Stock are not listed or admitted to trading on any securities exchange or the NASDAQ National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and the low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported; provided (iv) that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Fair Market Value of the shares of Common Stock shall be determined by the Committee acting in good faith on the basis of such quotations and other information as it considers, in its absolute discretion, appropriate. The preceding notwithstanding, in the event that the Common Stock is not readily tradable on an established securities market, the Committee shall determine the Fair Market Value of a share of Common Stock in accordance with the requirements of Internal Revenue Code Section 409A and the regulations promulgated thereunder.
     (f) Incentive Stock Option means a Stock Option which meets all of the requirements of an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code.

     (g) Internal Revenue Code means the Internal Revenue Code of 1986, as now in effect or hereafter amended.
     (h) Performance Period means that period of time specified by the Committee during which a Recipient must satisfy any designated performance goals in order to receive an Award.
     (i) Performance Share means the right to receive, upon satisfying designated performance goals within a Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the market value of shares of Common Stock covered by such Performance Shares at the close of the Performance Period.
     (j) Performance Unit means the right to receive, upon satisfying designated performance goals within a Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock.
     (k) Plan means this Brooke Capital Corporation 2007 Equity Incentive Plan, as the same may be amended from time to time.
     (l) Recipient means an employee or a member of the Board of Directors of the Company who has been granted an Award under the Plan.
     (m) Restricted Share means a share of Common Stock issued to a Recipient hereunder subject to such terms and conditions, including, without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.
     (n) Restricted Share Unit means the right to receive an amount, payable in shares of Common Stock, cash or a combination of cash and shares of Common Stock, based on the Fair Market Value of a specified number of shares of Common Stock, subject to such terms and conditions, including, without limitation, forfeiture, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.
     (o) Stock Appreciation Right means the right to receive, upon exercise of a stock appreciation right granted under this Plan, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the increase in the market value of the shares of Common Stock covered by such stock appreciation right from the initial day of the Performance Period for such stock appreciation right to the date of exercise.
     (p) Stock Option means the right to purchase, upon exercise of a stock option granted under this Plan, shares of the Company’s Common Stock.
     3. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of Brooke Capital Corporation which shall consist of directors of the Company who are (a) non-employee directors, as defined in Rule 16b 3 of the Securities and Exchange Act of 1934 and any rules and regulations of the principal securities exchange on which Common Stock is listed or quoted, and (b) outside directors, as defined in the regulations under Section 162(m) of the Internal Revenue Code, to be appointed by and to serve at the pleasure of such Board of Directors. A majority of the Committee members shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be valid acts of the Committee, however designated, or the Board of Directors of the Company if the Board has not appointed a Committee.
     The Committee shall have full power and authority to construe, interpret and administer the Plan and, subject to the powers herein specifically reserved to the Board of Directors and subject to the other provisions of this Plan, to make determinations which shall be final, conclusive and binding upon all persons including, without limitation, the Company, the shareholders of the Company, the Board of Directors, the Recipients and any persons having any interest in any Awards which may be granted under the Plan. The Committee shall impose such additional conditions upon the grant and exercise of Awards under this Plan as may from time to time be deemed necessary or advisable, in the opinion of counsel to the Company, to comply with applicable laws and regulations. The Committee from time to time may adopt rules and regulations for carrying out the Plan and written policies for implementation of the Plan. Such policies may include, but need not be limited to, the type, size and terms of Awards to be made to Recipients and the conditions for payment of such Awards.
     4. Absolute Discretion. The Committee may, in its sole and absolute discretion, at any time and from time to time during the continuance of the Plan, (i) determine which employees and directors of the Company shall be granted Awards under the Plan, (ii) grant to any employee or director so selected such an Award, (iii) determine the type, size and terms of Awards to be granted (subject to Sections 6, 10 and 11 hereof), (iv) establish objectives and conditions for receipt of Awards, (v) place conditions or restrictions on the payment or exercise of Awards, and (vi) do all other things necessary and proper to carry out the intentions of this Plan; provided, however, that, in each and every case, those Awards which are Incentive Stock Options shall contain and be subject to those requirements specified in Section 422 of the Internal Revenue Code and shall be granted only to those employees eligible thereunder to receive the same.
     5. Eligibility. Awards may be granted to any employee or director of the Company. No director who is not an employee of the Company shall be eligible for grants of Incentive Stock Options under the Plan. An employee or director may be granted multiple forms of Awards under the Plan. Incentive Stock Options may be granted under the Plan to a Recipient during any calendar year only if the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such Recipient during any calendar year under the Plan and any other “incentive stock option plans” (as defined in the Internal Revenue Code) maintained by the Company does not exceed the sum of $100,000.
     6. Stock Subject to the Plan. The total number of shares of Common Stock issuable under this Plan may not at any time exceed 2,400,000 shares, subject to adjustment as provided herein. All of such shares may be issued or issuable in connection with the exercise of Incentive Stock Options. Shares of Common Stock not actually issued pursuant to an Award shall be available for future Awards. Shares of Common Stock to be delivered or purchased under the Plan may be either authorized but unissued Common Stock or treasury shares.
     7. Awards.
     (a) Awards under the Plan may include, but need not be limited to, Restricted Shares, Stock Options, Incentive Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units and Restricted Share Units. The amount of each Award may be based upon the market value of a share of Common Stock. The Committee may make any other type of Award which it shall determine is consistent with the objectives and limitations of the Plan.
     (b) The Committee may establish performance goals to be achieved within such Performance Periods as may be selected by it using such measures of the performance of the Company as it may select as a condition to the receipt of any Award.
     8. Vesting Requirements. The Committee may determine that all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be vested at such times and upon such terms as may be selected by it.
     9. Deferred Payments and Interest Equivalents.
     (a) The Committee may determine that the receipt of all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine. The preceding notwithstanding, any such deferral subject to the requirements of Section 409A of the Internal Revenue Code must be made in writing at least twelve (12) months prior to the date on which the Award would otherwise be paid under the terms of this Plan and the award contract, and the payment of such amounts must be postponed for a period of at least five (5) years after the date on which such amounts would otherwise be paid under the terms of this Plan and the award contract. Any such election to change the form of payment or to postpone the time when the Award will be paid shall be irrevocable and shall not be effective until twelve (12) months after being so made by the Committee.
     (b) The Committee may authorize, in its sole and absolute discretion, payment of an amount which a Recipient would have received in interest on any Award payable at a future time in cash during the period from the date of the Award to the date of payment.
     10. Stock Option Price. The purchase price per share of Common Stock under each Stock Option shall be determined by the Committee, but shall not be less than the Fair Market Value of one share of Common Stock on the date the Stock Option or Incentive Stock Option is granted. Payment for exercise of any Stock Option granted hereunder shall be made (a) in cash, or (b) by delivery of Common Stock having a market value equal to the aggregate option price, or (c) by a combination of payment of cash and delivery of Common Stock in amounts such that the amount of cash plus the market value of the Common Stock equals the aggregate option price.
     11. Stock Appreciation Right Value. The base value per share of Common Stock covered by an Award in the form of a Stock Appreciation Right shall be the Fair Market Value of one share of Common Stock on the date the Award is granted.
     12. Continuation of Employment. The Committee may require that a Recipient be an employee or director of the Company at the time an Award is paid or exercised. The Committee may provide for the termination of an outstanding Award if a Recipient ceases to be an employee or director of the Company and may establish such other provisions with respect to the termination or disposition of an Award on the death, retirement, other termination of employment, or other termination of service as a director of a Recipient as it, in its sole discretion, deems advisable. The Committee shall have the sole power to determine the date of any circumstances which shall constitute a cessation of employment or cessation of service as a director and to determine whether such cessation is the result of retirement, death or any other reason.
     13. Registration of Stock. Each Award shall be subject to the requirement that, if at any time the Committee shall determine that qualification or registration under any state or federal law of the Restricted Shares, Stock Options, Incentive Stock Options, other Awards, or other securities thereby covered or subject to an Award, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase of shares thereunder, the Award may not be paid or exercised in whole or in part unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Committee, in its discretion, deems unacceptable.
     14. No Repricing. Except for adjustments made pursuant to Section 17, or by reason of the matters referred to in Section 18, the exercise or purchase price under any outstanding Award granted under the Plan may not be decreased after the date of grant, nor may any outstanding Award granted under the Plan be surrendered to the Company as consideration for the grant of a new Award with a lower exercise or purchase price in the absence of the approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of shareholders of the Company.
     15. No Obligation to Employ or Grant Awards. No Award shall be construed as imposing upon the Company the obligation to continue the employment of a Recipient or any other relationship of a Recipient with the Company. No employee, director or other person shall have any claim or right to be granted an Award under the Plan.
     16. Assignability. No Award granted pursuant to the Plan shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution and during the lifetime of the Recipient shall be exercisable or payable only by or to him or her.
     17. Dilution or Other Adjustments. In the event of any changes in the capital structure of the Company, including, but not limited to, a change resulting from a stock dividend or split-up, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to Awards or any provisions of this Plan as it deems necessary and appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to the Plan or the number of shares of Common Stock subject to an outstanding Award.
     18. Merger, Consolidation, Reorganization, Liquidation, Etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall make such arrangements it deems advisable with respect to outstanding Awards, which shall be binding upon the Recipients of outstanding Awards, including, but not limited to, the substitution of new Awards for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards. However, no such substitution, assumption, termination or payment shall be made in a manner that will cause amounts deferred to become taxable under Code Section 409A.
     19. Withholding Taxes. The Company shall have the right to deduct from all Awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in other than cash, to require the payment (through withholding from the Recipient’s salary or otherwise) of any such taxes. Subject to such conditions as the Committee may establish, Awards payable in shares of Common Stock, or in the form of an Incentive Stock Option or Stock Option, may provide that the Recipients thereof may elect, in accordance with any applicable regulations, to satisfy all or any part of the tax required to be withheld by the Company in connection with such Award, or the exercise of such Incentive Stock Option or Stock Option, by electing to have the Company withhold a number of shares of Common Stock awarded, or purchased pursuant to such exercise, having a Fair Market Value on the date the tax withholding is required to be made equal to or less than the amount required to be withheld.
     20. Notice of Disqualifying Disposition. If a Recipient sells or otherwise disposes of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option on or before the later of (a) the date two years after the date of grant of such Incentive Stock Option, and (b) the date one year after the exercise of such Incentive Stock Option, the Company may require the Recipient to immediately notify the Company in writing of such sale or other disposition.
     21. Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any Award or to any Recipient.
     22. Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.
     23. Award Contracts; Rights as a Shareholder. The Committee shall have the power to specify the form of Award contracts to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such contracts shall be final, conclusive and binding upon the Company, the shareholders of the Company and the Recipients. No Recipient shall have or acquire any rights under the Plan except such as are evidenced by a duly executed contract in the form thus specified. No Recipient shall have any rights as a holder of Common Stock with respect to Awards hereunder unless and until certificates for shares of Common Stock or Restricted Shares are issued to the Recipient.
     24. Guidelines. The Board of Directors of the Company shall have the power to provide guidelines for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board deems necessary.
     25. Amendment and Discontinuance. Subject to the limitations imposed by Code Section 409A of the Internal Revenue Code, the Board of Directors of the Company shall have the right at any time during the continuance of the Plan to amend, modify, supplement, or suspend the Plan. The Board, however, shall not amend the Plan in a manner that will cause amounts deferred to become taxable under Code Section 409A. In the absence of the approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of shareholders of the Company, no action of such Board of Directors may be taken that would otherwise require such shareholder approval as a matter of applicable law, regulation or rule, and no such amendment, modification or supplement shall (i) increase the aggregate number of shares which may be issued under the Plan, unless such increase is by reason of any change in capital structure referred to in Section 17 hereof, (ii) change the expiration date of the Plan provided in Section 26, (iii) delete or amend the market value restrictions contained in Sections 10 and 11 hereof, or (iv) materially increase the benefits accruing to participants under the Plan and provided further, that no amendment, modification, or termination of the Plan shall in any manner affect any Award of any kind theretofore granted under the Plan without the consent of the Recipient of the Award, unless such amendment, modification or termination is by reason of any change in capital structure referred to in Section 17 hereof or unless the same is by reason of the matters referred to in Section 18 hereof. Notwithstanding the above, the Board of Directors may, at any time and in its sole discretion, terminate the Plan, so long as (i) the termination does not occur proximate to a downturn in the financial health of the Company, (ii) the Board terminates all agreements, methods, programs, and other arrangements that would be aggregated with the Plan under Code Section 409A, (iii) no payment other than those that are payable in the absence of a plan termination shall be paid within twelve (12) months after termination of the Plan, (iv) all payments are made within twenty-four (24) months after termination of the Plan, and (v) the Company does not establish a new plan that would be aggregated with the terminated Plan within three (3) years after the termination of the Plan. The Board of Directors shall have the sole right to amend the Plan to the extent necessary to comply with the requirements of Code Section 409A.
     26. Expiration. The Committee may grant Awards at any time prior to the tenth anniversary of the effective date of this Plan, on which anniversary date this Plan will expire except as to Awards then outstanding hereunder, which Awards shall remain in effect until they have expired according to their terms or until the twentieth anniversary of this Plan’s effective date, whichever first occurs. No Incentive Stock Option shall be exercisable later than 10 years following the date it is granted.
     27. Effective Upon Approval. This 2007 Equity Incentive Plan shall take effect upon prior approval by the shareholders of Brooke Capital Corporation.

BROOKE CAPITAL CORPORATION

By:	/s/ Robert D. Orr

Name:	Robert D. Orr
Title:	Chief Executive Officer and President